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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                Commission File Number 001-15605
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                           NOTIFICATION OF LATE FILING

    (Check One): |_|  Form 10-K |X|  Form 11-K |_|  Form 20-F |_|  Form 10-Q

|_| Form N-SAR
       For Period Ended:
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|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K
       For the Transition Period Ended:
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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT
OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION
Full name of registrant EARTHLINK, INC.
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Former name if applicable

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Address of principal executive office (STREET AND NUMBER)
1375 PEACHTREE STREET, NE
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City, state and zip code ATLANTA, GEORGIA 30309
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |       (a)   The reasons described in reasonable detail in Part III of
     |             this form could not be eliminated without unreasonable effort
     |             or expense.
     |       (b)   The subject annual report, semi-annual report, transition
     |             report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion
 |X| |             thereof will be filed on or before the 15th calendar day
     |             following the prescribed due date; or the subject quarterly
     |             report or transition report on Form 10-Q, or portion thereof
     |             will be filed on or before the fifth calendar day following
     |             the prescribed due date; and
     |       (c)   The accountant's statement or other exhibit required by Rule
     |             12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

       State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

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         Registrant's Form 11-K cannot be filed within the prescribed time period due to administrative difficulties in obtaining accurate information necessary for the registrant's auditors to complete their audit of the benefit plan that is the subject of the Form 11-K. Most notably, the benefit plan's custodian has, in numerous instances, mislabeled active participants as terminated as well as mislabeled terminated participants as active and the benefit plan's custodian provided certified trustee statements, necessary for the audit, late resulting in a substantially delayed begin date for the audit. The registrant is overcoming these challenges and will file the Form 11-K on or before the 15th calendar date following the prescribed due date for the Form.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

LEE ADREAN, CFO                                      (404) 748-6456
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    (Name)                                     (Area Code)(Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                EARTHLINK, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date JUNE 27, 2001                     By /s/ LEE ADREAN
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                                          Lee Adrean